Exhibit (a)(5)(iii)

Cedar Realty Trust Announces Final Results of Series C Tender Offer

Virginia Beach, VA /ACCESS Newswire / March 26, 2025 / Cedar Realty Trust, Inc. (NYSE: CDRpB) (NYSE: CDRpC) (the “Company”) announced today the final results of its offer to purchase up to 584,615 shares of its 6.50% Series C Cumulative Redeemable Preferred Stock (the “Series C Shares”) for a purchase price of $16.25 per share, in cash, which expired at 5:00 p.m., New York City time, on March 21, 2025.

Based on the final count by Computershare Inc. (“Computershare”), the depositary for the tender offer, an aggregate of 1,759,473 Series C Shares were properly tendered and not properly withdrawn. The Company accepted for purchase 655,883 Series C Shares that were properly tendered and not properly withdrawn, which includes 71,268 Series C Shares that the Company elected to purchase pursuant to its ability to purchase up to an additional 2% of its outstanding Series C Shares. The final proration factor is approximately 37.3%. The Company will promptly pay for the Series C Shares accepted for purchase and return to tendering shareholders any Series C Shares tendered and not purchased.

The aggregate purchase price for the Series C Shares purchased in the tender offer is approximately $10.6 million, excluding fees and expenses relating to the tender offer. The shares purchased represent approximately 18.4% of the Company’s issued and outstanding Series C Shares as of March 25, 2025.

The Company may purchase additional Series C Shares in the future. The amount and timing of any such purchases depends on a number of factors, including the availability of cash and/or financing on acceptable terms, the amount and timing of dividend payments, if any, and periods in which the Company is restricted from repurchasing Series C Shares, as well as any decision to use cash for other strategic objectives. Under applicable law, the Company may not repurchase any additional Series C Shares until at least ten business days after the expiration of the tender offer.

The Company’s offer to purchase shares of its 7.25% Series B Cumulative Redeemable Preferred Stock for a purchase price of $17.75 per share remains open until 5:00 p.m., New York City time, on April 4, 2025.

For all questions relating to the Offers, please call the information agent, Georgeson LLC toll-free at (866) 735-3807; banks and brokers may call the depositary, Computershare Inc., at (800) 736-3001.

About Cedar Realty Trust

Cedar Realty Trust, Inc., a wholly-owned subsidiary of Wheeler Real Estate Investment Trust, Inc., is a Maryland corporation (taxed as a real estate investment trust) that focuses on owning and operating income producing retail properties with a primary focus on grocery-anchored shopping centers in the Northeast. Cedar’s portfolio comprises 14 properties, with approximately 2.3 million square feet of gross leasable area.

For additional financial and descriptive information on the Company, its operations and its portfolio, please refer to the Company’s website at www.whlr.us.

Contact Information:

Cedar Realty Trust, Inc.
(757) 627-9088

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “may”, “will”, “should”, “estimates”, “projects”, “anticipates”, “believes”, “expects”, “intends”, “future”, and words of similar import, or the negative thereof. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. You are cautioned to not place undue reliance on forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.